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
                                [AVONDALE LETTERHEAD]







          April 27, 1994




          Dear Fellow Employee:

          Enclosed are three articles about shipyard employment. The April 15, 1994 article in The Times-Picayune indicates Avondale will add 800 to 1,000 new jobs in 1994. I am pleased to report to you since January 1, 1994 we have already added over 450 new employees. I am confident that we will accomplish our goal of adding the 800 to 1,000 new people to the work force this year.

          Just as Avondale is on the upswing of adding new jobs, two of our major competitors, Newport News and Ingalls are experiencing a downturn in their employment. The reduction in their work force is tied directly to their not getting the Sealift contract last September. Newport News Shipyard will lose about 7,000 employees and Ingalls will lose over 6,000 employees.

          The Metal Trades Council has accused Avondale of being poorly managed. However, the facts show that our management has been able to retain jobs without major layoffs even during the difficult times we had in the past few years. Meanwhile, two of our major competitors, both of whose employees are unionized, have been unable to maintain their employment levels. They certainly are not out there now trying to hire 1,000 new workers like here at Avondale.

          Clearly, the non-union employees here at Avondale are better off today than the union employees at Ingalls and Newport News who are facing the strong possibility of major layoffs in the immediate future. We continue to believe that being the only non-union major shipyard gives us a competitive advantage. These news articles suggest we are right. ESOP participants now have a chance to show support for company management. Vote FOR the directors and AGAINST the union shareholder proposals and return your pink card today.

          Sincerely,


          Albert L. Bossier, Jr.

                         BIG JOBS SEND FIRM TO SCHOOLS
                         Avondale seeks 1,000 workers
                              The Times-Picayune
                            Friday, April 15, 1994


          By: JOHN HALL and SANDRA BARBIER
              Staff Writers

              Avondale  Industries wants
          welders,   shipfitters,   ship
          outfitters,          painters,
          sandblasters,    electricians,
          pipefitters   and   sheetmetal
          workers  --  almost  1,000  of
          them.
              And the company is looking
          for   them   in   high  school
          classrooms.
              Avondale  will  add 800 to
          1,000 workers by fall  to  the
          5,500  employees  in  its main
          shipyard  on  the  Mississippi
          River,   its  Avondale   Board
          Division in  Westwego  and its
          repair  yard  in  Algiers,   a
          company     spokesman     said
          Thursday.
              More  workers  are  needed
          fast    mainly    because   of
          contracts for three  Louisiana
          gambling  boats  and  from   a
          sharp  rise in the ship-repair
          business,  said  Bruce  Hicks,
          controller.
              And  the  company plans to
          train the new workers.
              "We're hoping  to get them
          from the high schools,"  Hicks
          said.   "We're  running (help-
          wanted)  ads in the newspapers
          across the  coast, from Mobile
          to Lake Charles.
              "We  are running  training
          schools  to   give   them  the
          skills," Hicks said.
              The  shipbuilder is making
          its  first   foray  into  high
          schools in years.   This week,
          Avondale       representatives
          talked with senior  classes at
          several    Jefferson    Parish
          public high schools to outline
          the  jobs  available,  company
          policies  and  the application
          process,     school     system
          administrator    Dianna   Dyer
          said.
              More  trips are planned to
          vocational  schools  and other
          high schools around the  area,
          said   Jim   Moses,   Avondale
          training    and   professional
          development manager.
              Students  must  be  18  or
          older   and   they  must  have
          graduated   or    completed  a
          General  Education Development
          program,   Dyer said.
              They     can    apply,  be
          interviewed and offered a  job
          before graduating.  They could
          start   work    the  day after
          graduation, Moses said.  Moses
          said  that unskilled entry pay
          is $4.89 an hour.  Top pay is
          $12.16 an hour after two years
          for  top skills, he said.
             "The new (gambling) boat for
          Norbert  Simmons has got to be
          done really fast," Hicks said.
          Simmons,   a    New    Orleans
          businessman,     and     Bally
          Manufacturing  plan to operate
          the boat from prime  gamblers'
          row   on   the   New   Orleans
          riverfront.
              The $25   million  to  $30
          million contract for  Simmons'
          boat came while the boat  yard
          was busy  building two smaller
          boats  at $11.5 million  each,
          for Baton Rouge and the Harvey
          Canal.
              "We may need some of  (the
          new hires) on   the   big-ship
          contracts  later  on,"   Hicks
          said.
              Last year,  the  company's
          Navy business,  the  core   of
          Avondale's  business, reversed
          its  fortunes.   It  had  been
          declining.  Large layoffs were
          looming,   and  the  company's
          future looked threatened.
              But in  October,  Avondale
          won a $258 million contract to
          build    another    amphibious
          assault ship. That boosted the
          company's  total   backlog  to
          more    than    $2    billion,
          including  options  that   the
          Navy  is expected to exercise.
          That compared  with  less than
          $300    million   before   the
          contract   surge   began  last
          summer.
              A shipbuilding   company's
          backlog is  a  measure  of its
          future.   If it's growing, the
          prospects are good.
              Blue-collar jobs are coming
          quicker for the  assault  ship,
          even  though  its contract came
          last, than  for $1.2 billion of
          Navy sealift ships and  a  $258
          million Coast Guard icebreaker.
              Shipyard    work   --   as
          opposed  to  engineering   and
          design, which delays yard work
          and employs fewer people -- is
          moving  along  much quicker on
          the assault ship.   Because of
          Avondale's  experience,   less
          drawing-board      work     is
          necessary.  It's already  well
          along  on  previously  awarded
          contracts  for  three of these
          ships.

                   NEWPORT NEWS YARD MAY CUT A THIRD OF JOBS BY '96
                                 Journal of Commerce
                                    April 12, 1994

                 Associated Press

              NEWPORT  NEWS,  Va.  - The
          number of jobs at Newport News
          Shipbuilding  &  Dry Dock Co.,
          already  at  the lowest  level
          since 1970, will drop by up to
          a third over the next two-and-
          a-half years,  the  yard's top
          official said.
              The  number  of jobs could
          go even lower -- below  10,000
          --   if   Congress   drops   a
          proposed new aircraft carrier,
          W.   R.  "Pat"  Phillips  Jr.,
          president   of  the  shipyard,
          said last week.
              The latest  job  cuts will
          come on top of reductions that
          have seen the shipyard's  work
          force  fall  from  a  peak  of
          30,000  in  the  mid-1980s  to
          21,000 now.  Mr. Phillips said
          the level will reach 14,000 to
          15,000 by the end of 1996.
              "We don't intend to let it
          become    an    out-of-control
          downward spiral," he said at a
          news  conference  to  announce
          the cuts.  "We would expect at
          least half of them  to come by
          way of attrition.  I don't see
          any mass layoffs."
              The only immediate layoffs
          announced  last  week affected
          108  employees  in  the  steel
          fitters shop, who will receive
          60-day notices.  Mr.  Phillips
          said those cuts resulted  from
          the  yard  having no new steel
          hulls to begin work on.
              In the 1980s, the shipyard
          and its Houston-based  parent,
          Tenneco Inc., poured more than
          $1   billion  in  improvements
          into the  facility as the Navy
          began expanding  toward a 600-
          ship fleet.
              But  the  end  of the Cold
          War and Navy budget reductions
          have left the yard with little
          more  than finishing  existing
          contracts    and    performing
          overhauls.
              Two  carriers  -- the John
          Stennis and the United  States
          --  and five Los Angeles-class
          submarines   are  still  being
          built, and the yard has turned
          to      seeking     commercial
          shipbuilding jobs.
               William    Fricks,    the
          yard's      executive     vice
          president, said the company is
          one of five shipbuilders  that
          are    finalists    for   four
          frigates  that the United Arab
          Emirates  wants  built.    Its
          competitors  are  shipyards in
          the    Netherlands,   Germany,
          France and Great Britain.
               The  shipyard  also hopes
          to  obtain  more Navy overhaul
          work,  particularly   for  its
          submarine    facility.     The
          Navy's newest attack submarine
          is expected to be built at the
          Electric  Boat shipyard in New
          England.
               "Our  challenge now is to
          find   other  work   that   is
          adaptable  to  our  facility,"
          Mr.    Phillips   said.    The
          shipyard  recently  won a $1.9
          million  maintenance  contract
          from    the   Navy   for   the
          submarine Norfolk.
               Mr.   Phillips  said  the
          announcement of the work force
          reduction  was   unrelated  to
          upcoming contract  talks  with
          the   United  Steelworkers  of
          America.  The yard's pact with
          its  13,000   hourly   workers
          expires in February 1995,  and
          talks  are  to  get  under way
          this fall.
               Mr. Phillips said the job
          reductions would affect hourly
          and  salaried workers in about
          equal   proportion   to  their
          current numbers, with salaried
          workers   perhaps  being   hit
          slightly harder.  The yard has
          8,000 salaried workers.

                            6,000 JOBS ON INGALLS HIT LIST
                             Cuts to come over five years
                                   The Sun Herald
                                  By: JIM HANNAFORD
                                   April 22, 1994


              PASCAGOULA    --   Ingalls
          Shipbuilding   will  have   to
          eliminate  as  many  as  6,000
          jobs over the next  five years
          because    of    the    Navy's
          shrinking  demand  for  ships,
          company  President  Jerry  St.
          Pe' said Thursday.
              Layoffs  will  begin  late
          this     summer,    and    the
          shipyard's   work  force  will
          shrink   from   about   17,000
          workers now to about 11,000 in
          1996, St. Pe' said.
              He said he hopes  the firm
          can maintain a consistent work
          force   of  10,000  -  11,000,
          which was  the level for years
          before a labor  buildup  began
          about three years ago.
              The   announcement  was  a
          sharp  about-face   from   two
          weeks  ago,  when  Ingalls won
          $571  million in contracts  to
          build two destroyers.  Company
          and  congressional   officials
          sounded   optimistic,  and   a
          company  spokesman   said  the
          contract    would    guarantee
          employment for the next year.
              The  good  news,  St.  Pe'
          said,  is that the Navy  still
          wants the  types of ships that
          are Ingalls'  specialty.   And
          other  shipyards may be forced
          out of business,  leaving less
          competition for Ingalls.
              Speaking  to  a  group  of
          business and industry  leaders
          at   an   economic   symposium
          Thursday,  St.  Pe'  said  the
          layoffs  are the result  of  a
          changing world  in  which  the
          Soviet   Union  is  no  longer
          perceived  as  a huge military
          threat.        The      Navy's
          "downsizing" plan  will  be  a
          challenge  for  Ingalls, which
          is the state's largest private
          employer, he said.
              Ingalls employment  is  at
          its  highest  since 1977, when
          the    shipyard   had   24,000
          workers.  Projections are that
          the employment will  be cut by
          1,150  workers  over the  next
          year and by 6,000 workers over
          the  next  five  years.    The
          company      projects     this
          breakdown:  15,500  workers in
          1993,  13,000 in 1994,  12,000
          in 1995 and 11,000 in 1996.
               A sustaining  force,  St.
          Pe'  said,  will be the Navy's
          appetite  for  Arleigh  Burke-
          class destroyers, a major part
          of Ingalls'  production.   The
          shipyard   has   contracts  to
          build 10 of the ships, and the
          Navy wants another  19 of them
          over the next five years.
               The Navy also wants a USS
          Wasp-class amphibious  assault
          ship  in  1996.   Ingalls  has
          built  one  of those ships and
          is building four others.
               Ingalls   and  Bath  Iron
          Works  in Maine are  the  only
          shipyards   that   build   the
          destroyers.
               St.  Pe'  said  there are
          five   shipyards  around   the
          country that are able to build
          surface ships for the Navy.
               "Given   that   so   many
          shipyards  are hurting at this
          time,      I    think     it's
          significant  that  Ingalls  is
          continuing    to    get   good
          contracts,"     said    Claire
          Louder, executive  director of
          the    Jackson   County   Area
          Chamber   of  Commerce.   "The
          reduction in  the  work  force
          will  be  gradual,  so I think
          it's  something we can  adjust
          to."
               St. Pe' said that until a
          few months ago the Navy's wish
          list  included  40  new  ships
          over the next two years.  Now,
          the  Navy  wants  12 new ships
          during  that  period.    Those
          plans  include a new fleet  of
          sealift ships and the first of
          a  new  class   of  amphibious
          assault ships known  as LX, he
          said.
               Ingalls will bid on those
          projects.
               Ingalls  also will bid on
          the  overhaul  of   the  Aegis
          cruiser  USS  Ticonderoga  and
          already has submitted a bid to
          modernize some Venesuelan navy
          ships, he said.
               And  Ingalls will make an
          effort    to   re-enter    the
          commercial  market  by bidding
          for contracts to build  double
          hulls  on  tankers as required
          by recent pollution  laws,  he
          said.
               Ingalls has a backlog  of
          work worth $4.5  billion  from
          contracts awarded  in the past
          two years, St. Pe' said.